Exhibit 10.43

Policy No:	E-9	Effective: October 1, 2004
Subject:	Supplemental Severance Pay Plan and Summary Plan Description for Exempt Employees

1.0	PURPOSE

To provide certain enhanced severance benefits to certain US employees of NATCO Group Inc. and its US subsidiaries and affiliates (collectively, “NATCO”) and other employees of NATCO located in the US who involuntarily lose their positions with NATCO under severance qualifying conditions. The terms of this policy are intended to supplement NATCO’s existing severance pay plan and policy that is applicable to all employees, policy no. E-6 in the NATCO Human Resources Manual (the “Basic Plan”). The severance payments and benefits provided for under this Plan are separate and apart from and, to the extent they are actually paid, will be in lieu of any payment under any policy or plan of the Company or any of its affiliates regarding severance payments generally. This document is intended to serve as both the official plan document and the summary plan description, as required under the Employee Retirement Income Security Act of 1974, as amended (“ERISA”).

2.0	ELIGIBILITY

2.1 General Eligibility. An employee may be eligible for benefits under NATCO’s Supplemental Severance Pay Plan (the “Plan”) if he or she is:

a.	Employed at one of NATCO’s domestic (U.S.) facilities or a US employee on an international assignment, but who is not in any case a field employee of Total Engineering Services Team, Inc. or any of its subsidiaries; and

b.	A regular full-time, exempt, salaried employee (as described in section 3.1); and

c.	His or her employment is involuntarily terminated; and

d.	His or her termination of employment is due to a change in operations, a facility relocation or closing, or a reduction for other economic reasons, and the employee does not refuse or otherwise fail to accept another position that may be available with the facility/NATCO; or

e.	His or her termination of employment is the result of a sale or merger of all or part of NATCO’s business or assets, merger acquisition or other form of corporate reorganization and the employee is not offered a position by the acquiring or resulting company.

f.	If an employee resigns, abandons his or her job, fails to return from an approved leave of absence, initiates termination on any similar basis, or does not satisfy the criteria set forth in sections 2a – 2e of this policy, the employee will be ineligible for severance pay. In addition, employees will be ineligible for benefits if they are terminated for misconduct, unsatisfactory performance, or otherwise for cause which shall be determined solely at NATCO’s discretion.

2.2 Eligibility for Plan Benefits. An employee who meets the general eligibility requirements of this Plan will be eligible for benefits only if the employee receives written notification from NATCO of his or her eligibility to participate. To receive benefits under this Plan, employees will be required to sign a waiver and release of all labor and employment related claims against NATCO, its subsidiaries and affiliated entities, and its and their officers, directors, employees and benefit plans, in a form prepared by NATCO at the time of termination.

3.0	BENEFITS

Benefits will be based on the base salary, exclusive of overtime, shift differentials, bonus, commissions, etc. of the employee at the time of termination notification. Any performance or merit reviews that are pending or in process shall not affect the amount of any employee’s severance benefits. In addition, the benefits paid under this Plan shall be inclusive of any termination notice pay an employee may be eligible to receive under the federal Workers Adjustment

Retraining and Notification Act or any applicable state or local plant closing laws. Benefits will not be paid under this plan to any employee or officer of NATCO who receives payment of severance or change in control benefits under any other agreement or arrangement with NATCO or to any foreign employee on assignment in the US who would otherwise be entitled to statutory severance or redundancy payments under applicable foreign law.

3.1 Regular Full-Time, Exempt Salaried Employees. All regular full-time, exempt salaried employees who have completed a minimum of six months employment from their most recent date of hire (anniversary) and who are salaried, exempt employees will be entitled to supplemental compensation as described in Section 3.4 of this Plan. For purposes of this Section 3.1, a “regular full-time employee” is an individual who is classified by NATCO as a regular employee normally scheduled to work at least 30 hours each week, and an “exempt salaried” employee is an individual who is classified by NATCO as exempt under the Fair Labor Standards Act.

If NATCO rehires an employee, his or her initial service time will not be counted in computation of severance if the employee is thereafter terminated.

3.2 Part-Time and Temporary Employees; Other Contingent Workers. No severance payments will be granted under this Plan to any individuals who are characterized by NATCO as non-salaried or non-exempt or part-time or temporary employees, independent contractors, interns, cooperative or student employees, leased employees, or other similar category, even if that characterization is later changed.

3.3 Benefit Offset. An employee’s benefits under this Plan may be reduced, at the discretion of the Plan Administrator, by any amounts the employee may owe NATCO (e.g. salary advances, vacation advances, unreconciled expenses, etc.).

3.4 Enhanced Severance Payments.

a)	In lieu of the severance otherwise payable under the Basic Plan, duly elected officers of NATCO not having other agreements to receive individual severance shall receive severance equal to 12 months base salary at the date of termination plus reimbursement of under the Consolidated Omnibus Budget Reconciliation Act (COBRA) payments for up to 12 months following the date of termination at active employee rates upon involuntary termination by their employer other than for cause, breach of duties or poor performance.

b)	Exempt salaried employees who are not covered by individual severance arrangements shall receive two weeks of severance for each $10,000 of annual base salary limited to a maximum benefit of 36 weeks when combined with any severance payable under the Basic Plan.

3.5 Release. An eligible employee shall be entitled to the severance pay set forth in Section 3.4 hereof, only if he or she returns and does not revoke a completed and executed general release to the Company in the form attached to this policy within the time period specified in the release after such person’s termination date.

4.0	VACATION PAYMENT

Employees entitled to vacation at the time of termination will be compensated under the terms of Vacation Policy D-2.

5.0	NOTICE PAY

As much notice of termination as is consistent with business conditions will be provided to each terminating employee. Employees will be entitled to up two week’s notice or pay in lieu of notice as appropriate and determined by business conditions and the Plan Administrator.

6.0	METHOD OF PAYMENT

The Plan Administrator will determine how benefits will be paid in its sole discretion. Employees entitled to severance under this policy will receive their benefits in either one lump sum payment or in installments coincident with their former employer’s then-current payroll cycle concluding with the month following the month in which the termination occurred. Employees enrolled in NATCO’s various benefit plans will be entitled to coverage as described within each such plan’s document. Medical coverage may be continued at active employee contribution rates through the month following the month in which termination occurred, with deductions made from either the lump sum or payroll cycle.

This period of group health insurance continuation will be applied against an employee’s entitlements under the Consolidated Omnibus Budget Reconciliation Act (COBRA). (You may contact NATCO’s Human Resources Department in Houston for details.)

7.0	SOURCE OF BENEFITS

NATCO will pay all benefits under this Plan from its general assets.

8.0	CLAIMS PROCEDURES

All claims concerning eligibility, participation, benefits, or other aspects of this Plan must be submitted in writing to the Plan Administrator, who may delegate the authority for review of the claims to a Plan Committee.

If a claim for benefits under this Plan is denied under the terms and conditions of this policy, the Plan Administrator must respond to the claimant within a reasonable period of time, but no more than 90 days from the date the claim was filed. The Plan Administrator in its sole discretion may extend the review period for an additional 90 days by notifying the claimant in writing.

If the Plan Administrator denies all or part of the claim, the Plan Administrator shall provide a written notice of denial to the claimant, to include (1) the specific reason or reasons for the adverse determination; (2) reference to the specific plan provisions on which the determination is based; (3) a description of any additional material or information necessary for the claimant to perfect the claim and an explanation of why such material or information is necessary; and (4) a description of the plan’s review procedures and the time limits applicable to such procedures, including a statement of the claimant’s right to bring a civil action under ERISA Section 502(a) following an adverse benefit determination on review (as described below).

If the claimant wishes to appeal a denied claim, he or she must do so within 60 days of the Plan Administrator’s written denial or the effective date of the denial if there is no written denial, otherwise the claimant shall be deemed to have waived his or right to a review. In preparation for a review, the claimant may submit all relevant documentation and arguments to the Plan Administrator for consideration by the appeals committee.

The appeals committee will generally make a final, written determination of the claimant’s eligibility for benefits within sixty (60) days of receipt of the request for review (or within one hundred twenty (120) days after such receipt if special circumstances require an extension of time for processing the claim). In the event that the appeals committee confirms the denial of the claim, in whole or in part, the written notice will set forth, in a manner calculated to be understood by the claimant, (i) the specific reason(s) for upholding the denial, (ii) specific reference to the Plan provision(s) on which the denial is based, (iii) a statement that the claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to the employee’s claim for benefits (as defined under ERISA), and (iv) a statement of the claimant’s right to bring an action under ERISA Section 502(a).

The Plan Administrator and the appeals committee shall have the discretion to make any findings of fact needed in the administration of the policy, and will have the discretion to interpret or construe ambiguous, unclear, or implied (but omitted) terms in any fashion that they deem appropriate in their sole judgment. The Plan Administrator’s decisions and actions shall be final and binding, unless there is a timely appeal of a decision or action, in which case, the appeals committee’s decision or action shall be final and binding.

Pursuant to the terms of this Plan and applicable law, no legal action for benefits under the Plan shall be brought until this claims procedure has been exhausted.

9.0	AMENDMENT OR TERMINATION OF THE PLAN

NATCO reserves the right to amend or terminate the Plan at any time in its sole discretion, with or without advance notice.

10.0	YOUR RIGHTS UNDER ERISA

As a participant in this Plan, you are entitled to certain rights and protections under the Employee Retirement Income Security Act of 1974, as amended (“ERISA”). ERISA provides that all Plan participants shall be entitled to:

Receive Information About Your Plan and Benefits

•	Examine, without charge, at the Plan Administrator’s office and at other specified locations, such as worksites, all documents governing the Plan, including a copy of the latest annual report (Form 5500 Series) filed by the Plan with the U.S. Department of Labor and available at the Public Disclosure Room of the Employee Benefit Security Administration.

•	Obtain, upon written request to the Plan Administrator, copies of documents governing the operation of the Plan, including copies of the latest annual report (Form 5500 Series) and updated summary plan description. The Plan Administrator may make a reasonable charge for the copies.

•	Receive a summary of the Plan’s annual financial report. The Plan Administrator is required by law to furnish each participant with a copy of this summary annual report.

Prudent Actions by Plan Fiduciaries

In addition to creating rights for Plan participants, ERISA imposes duties upon the people who are responsible for the operation of the employee benefit plan. The people who operate your Plan, called “fiduciaries” of the Plan, have a duty to do so prudently and in the interest of you and other Plan participants and beneficiaries. No one, including your employer or any other person, may fire you or otherwise discriminate against you in any way to prevent you from obtaining a welfare benefit or exercising your rights under ERISA.

Enforce Your Rights

If your claim for a welfare (severance) benefit is denied or ignored, in whole or in part, you have a right to know why this was done, to obtain copies of documents relating to the decision without charge, and to appeal any denial, all within certain time schedules.

Under ERISA, there are steps you can take to enforce the above rights. For instance, if you request a copy of plan documents or the latest annual report from the Plan and do not receive them within thirty (30) days, you may file suit in a Federal court. In such a case, the court may require the Plan Administrator to provide the materials and pay you up to $110 a day until you receive the materials, unless the materials were not sent because of reasons beyond the control of the Plan Administrator. If you have a claim for benefits that is denied or ignored, in whole or in part, you may file suit in a state or Federal court. If it should happen that the Plan fiduciaries misuse the Plan’s money (if any) or if you are discriminated against for asserting your rights, you may seek assistance from the U.S. Department of Labor, or you may file suit in a Federal court. The court will decide who should pay court costs and legal fees. If you are successful, the court may order the person you have sued to pay these costs and fees. If you lose, the court may order you to pay these costs and fees, for example, if it finds that your claim or lawsuit is frivolous.

Assistance with Your Questions

If you have any questions about your Plan, you should contact the Plan Administrator. If you have any questions about this statement or about your rights under ERISA, or if you need assistance in obtaining documents from the Plan Administrator, you should contact the nearest office of the Employee Benefit Security Administration, U.S. Department of Labor, listed in your telephone directory or the Division of Technical Assistance and Inquiries, Employee Benefit Security Administration, U.S. Department of Labor, 200 Constitution Avenue N.W., Washington D.C. 20210. You may also obtain certain publications about your rights and responsibilities under ERISA by calling the publications hotline of the Pension and Welfare Benefits Administration.

11.0	GENERAL INFORMATION

11.1 The Plan is sponsored by National Tank Company, 2950 North Loop West, Ste. 700, Houston, TX 77092 (713) 683-9292.

11.2 Plan Administrator. National Tank Company’s Director of Human Resources is the administrator of the Plan who is appointed by the President of National Tank Company. The administrator of the Plan makes the rules and regulations necessary to administer the Plan. The administrator of the Plan shall have the responsibility and discretionary authority to interpret the terms of this Plan, to determine eligibility for benefits, and to determine the amount of such benefits. The interpretations and determinations of the administrator of the Plan shall be final and binding, unless determined by a court of competent jurisdiction to be arbitrary and capricious.

11.3 Type of Plan. The Plan is an unfunded welfare benefit severance pay plan.

11.4 Agent for Legal Process. NATCO’s General Counsel is the agent for service of legal process with respect to the Plan. Any communications should be sent to:

General Counsel

National Tank Company

2950 N. Loop West

Suite 700

Houston, Texas 77092

Legal process may also be served on the administrator of the Plan at:

Director of Human Resources

Severance Plan Administration

National Tank Company

2950 N. Loop West

Suite 700

Houston, Texas 77092

11.5 Plan Year. The records of the Plan are kept on a calendar year basis.

11.6 Identification Number. Eligible employees who have a need to discuss the Plan with a federal government agency, may need the following numbers:

Plan Number 503

Employer ID# -13-2571945

12.0	AMENDMENT OR TERMINATION OF POLICY

NATCO reserves the right to modify, revoke, suspend, terminate or change any or all of its plans, policies or procedures, in whole or in part, at any time with or without notice.

Exhibit A

General Release

                                 (“Releasor”), for good and valuable consideration paid by                                  (“NATCO”), the receipt and sufficiency of which is acknowledged, agrees to release, compromise, acquit, and discharge NATCO and its affiliates, parent, and subsidiaries and its and their agents, directors, employees, officers, and representatives from all causes of action, claims, damages, demands, liabilities, losses, and suits of every type and character (“Claims”) arising out of or related in any way to Releasor’s employment with and                                 ,          (termination date) dismissal by NATCO including, but not limited to, any Claims allegedly arising out of Title VII of the Civil Rights Act, as amended, the Texas Labor Code and the Americans with Disabilities Act.

THIS RELEASE ALSO SPECIFICALLY WAIVES ALL RELEASOR’S RIGHTS AND CLAIMS ARISING UNDER THE AGE DISCRIMINATION IN EMPLOYMENT ACT OF 1967 (29 U.S.C. §621 et seq.), AS AMENDED, AND THE OLDER WORKER’S BENEFIT PROTECTION ACT, AS AMENDED. It is understood that Releasor is not waiving any rights or claims under the Age Discrimination in Employment Act of 1967, as amended, that may arise after this Release is executed. It is understood that Releasor can waive rights or claims only in exchange for consideration that is in addition to anything of value to which Releasor is already entitled. Releasor understands that he/she has been given the opportunity to consult with his/her attorney and discuss the contents of this document and its meaning prior to executing this Release. Releasor understands that he/she may consider his decision for 21 days before signing this Release. Releasor acknowledges that he/she was offered 21 days in which to consider this Release. If Releasor signs this Release prior to the end of the 21-day time period, he/she certifies that, in accordance with 29 CFR §1625.22 (e)(6), he/she knowingly and voluntarily decided to sign this Release after considering it less than 21 days and his/her decision to do so was not induced by NATCO through fraud, misrepresentation, or a threat to withdraw or alter the offer prior to the expiration of the 21-day time period.

Releasor understands that he/she may revoke this Release at any time within 7 days after he/she signs it and that this Release shall not become effective or enforceable until the 7-day revocation period has expired. If Releasor wishes to revoke this Release during the 7 days after signing it, he/she will do so by sending notice of same to the attention of NATCO’s General Counsel by fax (713/812-6654) and certified mail, return receipt requested (c/o National Tank Company, Brookhollow Central III, Suite 700, 2950 N. Loop West, Houston, TX 77092). If after the passage of the 7-day period Releasor does not intend to revoke this Release, he/she shall execute and return the attached statement evidencing his/her intent not to revoke this Release to NATCO’s General Counsel as described above. Releasor acknowledges and understands that the above-mentioned consideration will not be paid to him/her unless NATCO receives a properly executed original of the attached notice evidencing his/her intent not to revoke this Release.

Releasor understands that the consideration for this Release is enhanced severance being paid under NATCO’s supplemental severance pay plan, in addition to sums paid as current earnings plus accrued vacation and notice pay.

Releasor understands and agrees that the consideration for this Release is a full compromise and settlement for all Claims, asserted or otherwise, that have or may have accrued on or before the date of its execution. This Release is not an admission of any error or liability on the part of NATCO. On the contrary, any liability on the part of NATCO is expressly denied.

Releasor’s initials following this paragraph evidence his/her understanding and voluntary waiver of all Claims against NATCO including, but not limited to, those pursuant to the Age Discrimination in Employment Act and the Older Worker’s Benefit Protection Act. Initials:

This Release binds not only Releasor in respect to these Claims, but it also binds his/her spouse, heirs, representatives, and legal assigns and successors.

Releasor affirmatively acknowledges that this Release has been read in full, its terms and conditions are understood, and it is being freely signed. Releasor understands that independent legal counsel may be consulted prior to signing this Release.

______________________________	/ /
Releasor

State of                                                   §

County/Parish of                                              §

SUBSCRIBED AND SWORN TO before me by                                               this          day of                                  .

(     S     E     A     L     )

___________________________

Seven-Day Notice

TO:	General Counsel
National Tank Company
Brookhollow Central III
Suite 700
2950 N. Loop West
Houston, TX 77092
Via Fax: 713/812-6654
Original Via Certified Mail, Return Receipt Requested

I,                                                          , acknowledge that I have had 7 days in which to consider my consent and agreement to this Release and I have elected (please initial the appropriate blank):

             not to revoke the Release.

             to revoke the Release.

______________________________	/ /

State of                                                   §

County/Parish of                                              §

SUBSCRIBED AND SWORN TO before me by                                               this          day of                                  .

(     S     E     A     L     )

___________________________